Exhibit 99.1

For Further Information:

David A. Crittenden

Chief Financial Officer

dcrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Reports First Quarter 2014 Financial Results

Warren, MI – April 24, 2014 — Universal Truckload Services, Inc. (NASDAQ: UACL) today reported first quarter 2014 net income of $8.1 million, or $0.27 per basic and diluted share, on total operating revenues of $279.4 million. This compares to $11.4 million, or $0.38 per basic and diluted share, during the first quarter of 2013 on total operating revenues of $248.1 million.

Included in first quarter 2014 results are $25.3 million of revenues from Westport Axle Corporation, which we acquired on December 19, 2013. Excluding results from this acquisition, Universal’s operating revenues grew a composite 2.4% in the first quarter of 2014 to $254.1 million, compared to $248.1 million in the first quarter of 2013. Revenues from transportation services increased to $179.8 million in the fiscal quarter ended March 29, 2014, a 7.7% increase from the comparable period last year. Revenues from value-added services, excluding Westport’s results, declined $3.5 million in the first quarter of 2014 compared to the first quarter of 2013. A general increase in demand for Universal’s logistics services and the expansion of services for an automotive OEM was offset by the wind downs of two value-added operations that delivered services to industrial and aerospace customers. Our revenues from intermodal services declined 10.0%, to $30.1 million from $33.4 million in the first quarter of 2013, primarily due to an anticipated reduction in domestic intermodal services to a single customer, which had a $5.1 million adverse impact.

Income from operations declined 24.0%, to $14.6 million or 5.2% of operating revenues, compared to $19.3 million or 7.8% of operating revenues for the first quarter of 2013. Income from operations in our transportation segment decreased 7.1% to $5.3 million or 3.0% of segment operating revenues for the first quarter of 2014, which compares to $5.7 million or 3.4% of segment operating revenues for the first quarter of 2013. Income from operations in our logistics segment, which includes value-added services and dedicated transportation services, decreased 29.6% to $9.7 million or 9.3% of operating revenues for the first quarter of 2014. This compares to $13.8 million or 17.5% of operating revenues one year earlier. First quarter 2014 income from operations in our logistics segment includes $3.0 million from Westport.

Scott Wolfe, Chief Executive Officer, commented, “Universal’s first quarter financial results reflect anticipated top line demand across our business units, including from Westport, which is benefiting from solid demand for heavy truck manufacturing. Our truckload transportation business and intermodal drayage business, in particular, also benefited from good demand in certain markets throughout the first quarter and improved pricing as the quarter proceeded.

“Universal’s profitability, though, reflects the cost impact and service performance challenges caused by harsh weather conditions that endured through February, which especially affected our continuing logistics operations.

“Looking ahead, we anticipate stable demand and a good pricing environment for our transportation services, particularly in the energy and steel industries, and a return to normalized margins from the operations that we include and report in our logistics segment. Revenue growth in value-added services, which moderated in recent quarters, will depend on conversion of opportunities in our sales pipeline.”

We calculate and report selected financial metrics in connection with lending arrangements, and also to isolate and separately identify the impact of corporate development activities, which can include non-operating transaction costs and amortization of intangible assets recognized as the result of prior acquisitions. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

For the thirteen weeks ended March 29, 2014, our EBITDA decreased 8.4% to $22.3 million, from $24.3 million for the thirteen weeks ended March 30, 2013. Expressed as a percentage of operating revenues, first quarter 2014 EBITDA was 8.0%, compared to 9.8% for the first quarter of 2013. Trends in EBITDA expressed as a percentage of operating revenues are substantially similar to trends in income from operations.

As of March 29, 2014, we held cash and cash equivalents totaling $7.3 million and marketable securities totaling $11.8 million. Outstanding debt totaled $235.4 million and obligations pursuant to capital leases were valued at $4.3 million.

Universal Truckload Services, Inc. also announced today that our Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock. The dividend is payable to shareholders of record at the close of business on May 5, 2014 and is expected to be paid on May 15, 2014.

Conference call:

We invite analysts and investors to participate in a conference call on Friday, April 25, 2014 at 10:00 AM ET. During the call, we will discuss Universal’s first quarter 2014 financial performance, the current demand outlook in key markets we serve, and trends impacting our business. Hosting the call will be Scott Wolfe, Chief Executive Officer, Don Cochran, President, and David Crittenden, CFO.

Dial-in details:

Call Toll Free: (866) 622-0924

International Dial-in: +1 (660) 422-4956

Conference ID: 18551769

A replay of the conference will be available two hours after the call through May 23, 2014, by calling (855) 859-2056 (toll free) or +1 (800) 585-8367 (toll) and using conference ID 18551769. Additionally, the call will be available on www.investors.goutsi.com.

About Universal:

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, Mexico and Canada. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, value-added, and intermodal services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended
	March 29,	March 30,
	2014	2013
Operating revenues:
Transportation services	$179,816	$166,927
Value-added services	69,480	47,770
Intermodal services	30,068	33,412

Total operating revenues	279,364	248,109
Operating expenses:
Purchased transportation and equipment rent	140,425	134,514
Direct personnel and related benefits	52,901	43,347
Commission expense	9,731	9,335
Operating expense (exclusive of items shown separately)	30,490	19,160
Occupancy expense	6,835	4,962
Selling, general and administrative	10,091	7,802
Insurance and claims	6,621	4,678
Depreciation and amortization	7,641	5,060

Total operating expenses	264,735	228,858

Income from operations	14,629	19,251
Interest expense, net	(1,575)	(1,102)
Other non-operating income	89	134

Income before provision for income taxes	13,143	18,283
Provision for income taxes	5,019	6,909

Net income	$8,124	$11,374

Earnings per common share:
Basic	$0.27	$0.38
Diluted	$0.27	$0.38
Weighted average number of common shares outstanding:
Basic	30,112	30,054
Diluted	30,158	30,196
Dividends paid per common share	$0.07	$—

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 29, 2014	December 31, 2013
Assets
Cash and cash equivalents	$7,333	$10,223
Marketable securities	11,828	11,626
Accounts receivable—net	154,133	132,001
Other current assets	48,095	49,539

Total current assets	221,389	203,389
Property and equipment—net	147,990	142,656
Other long-term assets—net	141,965	144,091

Total assets	$511,344	$490,136

Liabilities and shareholders’ equity
Current liabilities, excluding current maturities of capital lease obligations and debt	$114,420	$93,896
Capital lease obligations	4,295	4,643
Debt	235,357	237,500
Other long-term liabilities	46,009	48,532

Total liabilities	400,081	384,571
Total shareholders’ equity	111,263	105,565

Total liabilities and shareholders’ equity	$511,344	$490,136

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended
	March 29,	March 30,
	2014	2013
Transportation Services:
Average operating revenues per loaded mile (a)	$2.96	$2.69
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifable (a)	$2.56	$2.31
Average operating revenues per load (a)	$1,049	$997
Average operating revenues per load, excluding fuel surcharges, where separately identifable (a)	$905	$855
Average length of haul (a) (b)	354	370
Number of loads (a)	150,361	151,041
Value Added Services:
Number of facilities (d)
Customer provided	18	16
Company leased	28	28

Total	46	44
Intermodal Services:
Drayage (in thousands)	$26,944	$24,862
Domestic Intermodal (in thousands)	804	5,948
Depot (in thousands)	2,320	2,602

Total (in thousands)	$30,068	$33,412

Average operating revenues per loaded mile (c)	$5.10	$4.44
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifable (c)	$4.12	$3.55
Average operating revenues per load (c)	$398	$320
Average operating revenues per load, excluding fuel surcharges, where separately identifable (c)	$322	$256
Number of loads (c)	67,621	77,657
Number of container yards	11	11

(a)	Excludes operating data from Universal Logistics Solutions, Inc., and Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies. Also excludes final mile delivery and shuttle service loads.
(b)	Average length of haul is computed using loaded miles, excluding final mile delivery and shuttle service loads.
(c)	Excludes operating data from Universal Logistics Solutions, Inc. in order to improve the relevance of the statistical data related to our intermodal services and improve the comparability to our peer companies.
(d)	Excludes storage yards, terminals and office facilities.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data—Continued

	Thirteen Weeks Ended
	March 29, 2014	March 30, 2013
Average Headcount
Employees	4,208	2,876
Full time equivalents	1,619	2,083

Total	5,827	4,959
Average number of tractors
Provided by owner-operators	3,294	3,372
Owned	757	685
Third party lease	86	45

Total	4,137	4,102
Operating Revenues by Segment:
Transportation	$175,349	$169,542
Logistics	103,906	78,462
Other	109	105

	$279,364	$248,109

Income from Operations by Segment:
Transportation	$5,310	$5,716
Logistics	9,681	13,754
Other	(362)	(219)

	$14,629	$19,251

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization, and less other non-operating income, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended
	March 29,	March 30,
	2014	2013
	( in thousands)
EBITDA
Net income	$8,124	$11,374
Provision for income taxes	5,019	6,909
Interest expense, net	1,575	1,102
Depreciation and amortization	7,641	5,060
Other non-operating income	(89)	(134)

EBITDA	$22,270	$24,311

EBITDA margin (a)	8.0%	9.8%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.